--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: PENDING
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                iBasis, Inc. (IBAS)                             to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
    Gneezy         Ofer                                                                        ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below
   c/o iBasis, Inc.                             Person, if an entity                                   President and CEO
   20 Second Ave                                (voluntary)                September 3, 2002           -----------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                      ###-##-####             5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Day/Year)   ___Form filed by More than One
   Burlington,    MA                01803                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
Common Stock of  (Month/     (Month/                                                     ing Reported      (D) or        ficial
iBasis, Inc.     Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
(IBAS)           Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P                500      A       0.30        3,689,932           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P             26,700      A       0.31        3,716,632           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P             16,500      A       0.32        3,733,132           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P                900      A       0.33        3,734,032           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P              9,400      A       0.34        3,743,432           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P             23,100      A       0.35        3,766,532           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P             10,400      A       0.36        3,776,932           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P             17,000      A       0.37        3,793,932           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P             34,800      A       0.38        3,828,732           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P             11,000      A       0.39        3,839,732           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/29/02                     P              1,400      A       0.40        3,841,132           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/30/02                     P             10,100      A       0.39        3,851,232           D            N/A
------------------------------------------------------------------------------------------------------------------------------------
IBAS            8/30/02                     P            127,200      A       0.40        3,978,432           D            N/A
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (8-02)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number         10. Owner-     11. Nature
   lying Securities                    of         of Deriv-          ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative              Form           direct
                                       ative      Securi-            of De-         Bene-
                                       Secur-     ties               rivative       ficial
                                       ity        Bene-              Secu-          Own-
                                       (Instr.    ficially           rity:          ership
                                       5)         Owned              Direct         (Instr. 4)
   -----------------------                        Following          (D) or
   Title         Amount or                        Reported           Indi-
                 Number of                        Transaction(s)     rect (I)
                 Shares                           (Instr. 4)         (Instr. 4)
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
Explanation of Responses:






                                                                                           /s/ Ofer Gneezy               9/3/02
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (8-02)